Exhibit 23.1:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Peoples Financial Corporation on Form S 8 No. 333-144181 of our report dated July 10, 2024, on our audit of the financial statements of Peoples Financial Corporation Employee Stock Ownership Plan as of December 31, 2023, and for the year then ended and supplemental schedule as of December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about July 10, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana July 10, 2024